Exhibit 10.1

SOUND SURGICAL TECHNOLOGIES LLC

2000 UNIT OPTION PLAN

I.    ESTABLISHMENT OF PLAN; DEFINITIONS

1.	Purpose. The purpose of the Sound Surgical Technologies LLC 2000 Unit Option Plan is to provide an incentive to key Employees, Managers and Consultants of Sound Surgical Technologies LLC (“SST”) who are in a position to contribute materially to the long-term success of SST, to increase their interest in SST’s welfare, and to aid in attracting and retaining Employees, Managers and Consultants of outstanding ability. The Plan is a compensatory benefit plan within the meaning of Rule 701 under the Securities Act of 1933. The issuance of Units pursuant to the Plan is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701; however, nothing contained in the Plan shall be construed to prohibit SST from relying on any other exemption from registration to which it may be entitled under applicable federal or state securities laws in connection with the issuance of Unit Option or Units upon the exercise of Unit Options pursuant to the Plan.

2.	Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings stated below:

(a)	“Cause” shall mean cause as defined in a Grantee’s written employment agreement with SST or, if no written employment agreement exists, shall mean (i) a Grantee’s willful and repeated failure to comply with the lawful directives of the Management Committee or such Grantee’s supervisor(s), (ii) any criminal act or act of dishonesty, disloyalty, misconduct or moral turpitude by a Grantee that is injurious in any significant respect to the property, operations, business or reputation of SST or any subsidiary, or (iii) a Grantee’s failure to exercise good faith efforts to discharge such Grantee’s assigned duties as an Employee, Manager or Consultant.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c)	“Committee” shall mean a compensation committee the members of which shall be members of the Management Committee who, from time to time, are appointed to such position by the Management Committee.

(d)	“Consultant” shall mean any person retained by SST or any of its subsidiaries to render services on a consulting basis.

(e)	“SST” shall mean Sound Surgical Technologies LLC, a Colorado limited liability company, and any successor to such entity.

(f)	“Disability” shall mean a medically determinable physical or mental condition which causes an Employee, Manager or Consultant to be unable to engage in any substantial gainful activity and which can be expected to result in death or to be of long-continued (in excess of ninety days) and indefinite duration.

(g)	“Employee” shall mean any common law employee, including officers, of SST or any of its subsidiaries as determined in the Code and the Treasury Regulations implementing the Code.

(h)	“Fair Market Value” shall mean the fair market value of the Units as determined by the Committee on the basis of a review of the facts and circumstances at the time.

(i)	“Grantee” shall mean an Employee, Manager or Consultant granted a Unit Option under the Plan.

(j)	“Management Committee” shall mean the Management Committee of SST.

(k)	“Managers” shall mean those members of the Management Committee who are not Employees.

(l)	“Plan” shall mean the Sound Surgical Technologies LLC 2000 Unit Option Plan stated in this document, as amended from time to time.

(m)	“Sale of SST” means the acquisition of 50% or more of the outstanding Units of SST or 50% or more of the assets of SST by any person or “group” (as that term is used in Regulation 13D under the Securities Exchange Act of 1934) other than Members of the Company as of the Date of this Plan and their respective affiliates.

(n)	“Units” shall mean (i) in the case of Paragraph (o) of Section 2 of Part I of the Plan and any other reference to a Unit subject to a Unit Option or allocated or reserved for the purposes of the Plan, Membership Units of SST (as defined in the Operating Agreement of SST) which are unissued or which have been issued and reacquired by SST and which, in either case, are available for issuance under the Plan, and (ii) in any other case, Membership Units of SST which have been issued. In the event SST converts to a corporate form of entity by merger, consolidation, reorganization, or otherwise, and Units are converted, directly or indirectly, to common stock of SST or its successor entity, reference above to Units shall be deemed reference to common stock of SST or its successor entity.

(o)	“Unit Option” shall mean an option granted pursuant to the Plan to purchase one or more Units.

2.	Units Subject to the Plan. Subject to the provisions of Section 3 of Part III, the sum at any time of the Units which have been issued pursuant to the exercise of Unit Options granted under the Plan plus the Units which are subject to outstanding but unexercised Unit Options under the Plan shall not exceed 500 Units. This number shall not include options to acquire Units granted by SST prior to adoption of the Plan or Units issued pursuant to the exercise of such options, and such options shall not be subject to the provisions of the Plan. If a Unit Option shall expire or terminate for any reason, in whole or in part, without being exercised, the number of Units as to which such expired or terminated Unit Option shall not have been exercised shall again become available for the grant of Unit Options. There shall be no terms or conditions in a Unit Option which provide that the exercise of a Unit Option reduces the number of Units for which an outstanding Unit Option may be exercised.

3.	Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of Unit Option agreements, and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to the Plan shall be determined unilaterally by and at the sole discretion of the Committee.

4.	Amendment or Termination. The Management Committee may, at any time, alter, amend, suspend, discontinue, or terminate the Plan; provided that such action shall not adversely affect the right of Grantees to Unit Options previously granted and no amendment, without the approval of the Members of SST, shall increase the maximum number of Units which maybe awarded under the Plan in the aggregate, materially increase the benefits accruing to Grantees under the Plan, change the class of Employees eligible to receive options under the Plan, or materially modify the eligibility requirements for participation in the Plan.

5.	Effective Date and Duration of the Plan. The Plan shall become effective upon its approval by the Management Committee. The Plan shall terminate ten years from the date the Plan becomes effective, and no Unit Option may be granted under the Plan after such termination, but termination of the Plan under this Section or by the Management Committee under Section 4, above, shall not affect any Unit Option granted prior to such termination.

II.    UNIT OPTION PROVISIONS

1.	Granting of Unit Options.

(a)	Employees, Managers and Consultants of SST shall be eligible to receive Unit Options under the Plan.

(b)	The purchase price of each Unit subject to a Unit Option shall not be less than 100% of the Fair Market Value of a Unit on the date the Unit Option is granted.

(c)	No Unit Option shall be exercisable more than ten years from the date the Unit Option was granted.

(d)	The Committee shall determine and designate from time to time those Employees, Managers and Consultants who are to be granted Unit Options and specify the number of Units subject to each Unit Option.

(e)	The Committee, in its sole discretion, shall determine whether any particular Unit Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations provided in the Plan, determine the total period during which the Unit Option is exercisable. Further, the Committee may make such other provisions as may appear acceptable or desirable to the Committee, including without limitation determining that a particular Unit Option shall become exercisable upon any one or more of the following: (i) upon the happening of a certain event or events, (ii) the passage of a specified period of time, (iii) the fulfillment of specified conditions, or (iv) the achievement by SST of specified performance goals.

(f)	The Committee may grant at any time new Unit Options to an Employee, Manager or Consultant who previously has received Unit Options or other options, whether such prior Unit Options or other options still are outstanding, previously have been exercised in whole or in part, or are canceled in connection with the issuance of new Unit Options. The purchase price of the new Unit Options may be established by the Committee without regard to the existing Unit Options or other options.

2.	Exercise of Unit Options.

(a)	The option price of a Unit Option shall be payable on exercise of the Unit Option (i) in cash or by check, bank draft, or postal or express money order, (ii) at the sole discretion of the Committee, by delivery of a full recourse promissory note bearing interest at a rate not less than the applicable federal rate determined pursuant to Section 1274 of the Code as of the date of exercise, (iii) by the surrender of Units then owned by the Grantee, provided that the Units surrendered by the Grantee have been owned by the Grantee for at least six months, (iv) by surrender of vested Unit Options (a cashless exercise) valued at the Fair Market Value of the Units subject to such Unit Options as of the date of delivery less the exercise price of the delivered Unit Options, or (v) partially in accordance with any two or more of clauses (i), (ii), (iii) and (iv) of this Paragraph. Units or Unit Options surrendered in accordance with clause (iii) or (iv) shall be valued at the Fair Market Value of Units on the date of exercise. Surrender of such Units or of such Unit Options shall be evidenced by delivery of such documents executed by the Grantee as the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable.

(b)	It shall be a condition to the exercise of any Unit Option that the Grantee exercising the same sign and deliver to SST an agreement of accession to SST’s Operating Agreement in form and substance satisfactory to SST.

(c)	If a Grantee’s employment is terminated (other than by Cause, Disability or death), and subject to Paragraph (f) of this Section, the term of any then outstanding Unit Option held by the Grantee shall extend for a period ending on the earlier of the date on which such Unit Option otherwise would expire or ninety days after such termination of employment, following which period such Unit Option shall expire. During such period, such Unit Option shall be exercisable only to the extent it was exercisable as of the date of termination of the Grantee’s employment

(d)	If a Grantee’s employment is terminated by reason of Disability, the term of any then outstanding Unit Option held by the Grantee shall extend for a period ending on the earlier of the date on which such Unit Option otherwise would expire or ninety days after the Grantee’s last date of employment, following which period such Unit Option shall expire. During such period, such Unit Option shall be exercisable only to the extent it was exercisable as of such last date of employment.

(e)	If a Grantee’s employment is terminated by death, the representative of the Grantee’s estate or the beneficiary(ies) of the Grantee’s estate to whom the Unit Option has been transferred shall have the right during the ninety-day period following the Grantee’s death to exercise any then outstanding Unit Option in whole or in part to the extent such Unit Option was exercisable on the date of the Grantee’s death. If a Grantee dies within ninety days after the Grantee’s retirement without having fully exercised any then outstanding Unit Options, the representative of the Grantee’s estate or the beneficiary(ies) of the Grantee’s estate to whom the Unit Option has been transferred shall have the right during such ninety-day period to exercise such Unit Option in whole or in part. The number of Units in respect of which a Unit Option may be exercised after a Grantee’s death shall be the number of Units in respect of which such Unit Option could be exercised as of the date of the Grantee’s death or retirement, whichever occurs first. In no event may the period for exercising a Unit Option extend beyond the date on which such Unit Option otherwise would expire.

(f)	If a Grantee’s employment is terminated by SST for Cause, all Unit Options held by such Grantee (whether or not vested) shall expire immediately upon such termination.

(g)	The Management Committee may grant a leave of absence to any Grantee for purposes of continuing such Grantee’s employment with SST or its subsidiary.

III.    GENERAL PROVISIONS

1.	Substitution of Options. In the event of a corporate merger or consolidation, or the acquisition by SST of property or stock of an acquired corporation or any reorganization or other transaction qualifying under Section 424(a) of the Code, the Committee may, in accordance with the provisions of that Section, substitute Unit Options under the Plan for options under the plan of the acquired corporation, provided (i) the excess of the aggregate Fair Market Value of the Units subject to Unit Options immediately after the substitution over the aggregate exercise price of such Unit Options is not more than the similar excess immediately before such substitution and (ii) the new Unit Options do not give the Employee additional benefits, including without limitation any extension of the exercise period of the options for which new Unit Options are substituted.

2.	Right to Change the Conditions of Unit Options. In the event of an actual or prospective Sale of SST, the Committee may provide, in its sole and absolute discretion, that the outstanding Unit Options shall become immediately exercisable and/or that Unit Options outstanding on the date of the Sale of SST shall terminate on such date or any other designated date determined in relation to the date of the Sale of SST, or that Unit Options outstanding on the date of the Sale of SST thereafter shall represent only the right to receive the consideration per Unit offered in such Sale of SST less the exercise price of such Unit Options.

3.	Adjustment Provisions.

(a)	If the Units outstanding are changed in number or class by reason of a split-up, merger, consolidation, reorganization, reclassification, recapitalization or any capital adjustment, including a Unit dividend, or if any distribution is made to the holders of Units other than a cash dividend, then

(i)	the aggregate number and class of Units or other securities that may be issued or transferred pursuant to Section 2 of Part I,

(ii)	the number and class of Units or other securities which are issuable under outstanding Unit Options, and

(iii)	the purchase price to be paid per Unit under the outstanding Unit Options shall be adjusted as provided below.

(b)	Adjustment under this Section 3 shall be made in an equitable manner by the Committee whose determination as to what adjustments shall be made, and the extent of such adjustments, shall be final, binding, and conclusive.

4.	General.

(a)	Each Unit Option shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with the Plan, as the Committee shall approve.

(b)	The granting of any one or more Unit Options shall not give the Grantee any right to similar or any grants in the future or any right to be retained in the employ of SST, and all Employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

(c)	No Grantee, and no beneficiary or other person claiming under or through a Grantee, shall have any right, title or interest by reason of any Unit Option to any particular assets of SST or to any Units allocated or reserved for the purposes of the Plan or subject to any Unit Option except as set forth in the Plan.

(d)	No Unit Option or other right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and a Unit Option shall be exercisable during the Grantee’s lifetime only by the Grantee.

(e)	Notwithstanding any other provision of the Plan or agreements made pursuant to the Plan, SST’s obligation to register in the records of SST, or to issue or deliver any certificate or other evidence of ownership of, Units to be issued upon exercise of a Unit Option and the transferability of Units acquired by exercise of a Unit Option shall be subject to all of the following conditions:

(i)	Any registration or other qualification of such Units under any state or federal law or regulation, or the maintaining in effect of any such registration, or other qualification which the Management Committee, in its absolute discretion upon the advice of counsel, shall determine to be necessary or advisable.

(ii)	The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Management Committee, in its absolute discretion upon the advice of counsel, shall determine to be necessary or advisable.

(iii)	All Units issued pursuant to the exercise of a Unit Option shall be subject to SST’s Operating Agreement, including without limitation all restrictions on transfer contained therein.

(iv)	Each Unit certificate or other evidence of Unit ownership, if any, issued pursuant to exercise of a Unit Option shall bear the following legend:

“The transferability of this certificate [or other evidence of Unit ownership] and the Units it represents are subject to restrictions, terms and conditions contained in the Sound Surgical Technologies LLC 2000 Unit Option Plan and in an agreement between the registered owner of such Units and Sound Surgical Technologies LLC. A copy of the Plan and agreement are on file in the office of the Secretary of Sound Surgical Technologies LLC.”

Each such Unit certificate or other evidence of Unit ownership, if any, also may bear such other restrictive legend as the Management Committee, in its absolute discretion upon the advice of counsel, shall determine to be necessary or advisable to comply with applicable federal or state securities laws or to reflect other restrictions pertaining to such Units.

(f)	All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction over such payments. The Grantee may be required to pay to SST the amount of any withholding taxes which SST is required to withhold with respect to a Unit Option or its exercise. In the event that such payment is not made when due, SST shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

(g)	In the case of a grant of a Unit Option to any Employee of a subsidiary of SST, SST may, if the Committee so directs, issue or transfer to the subsidiary the Units, if any, covered by the Unit Option, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the Units to the Employee in accordance with the terms of the Unit Option specified by the Committee pursuant to the provisions of the Plan.

(h)	A Grantee entitled to Units as a result of the exercise of any Unit Option shall not be deemed for any purpose to be, or have rights as, a Member of SST by virtue of such exercise, except after a Unit is registered on the register of issued Units of SST and then only from the date such registration is made. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such Unit is registered. SST shall register any Unit required to be issued in connection with the exercise of a Unit Option with reasonable promptness after such exercise.

(i)	The grant or exercise of Unit Options granted under the Plan shall be subject to, and shall in all respects comply with, applicable federal and state law relating to such grant or exercise.

5.	Amendment, Suspension and Termination of the Plan. The Management Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Management Committee may deem advisable; provided, however, that no such amendment shall be made without the consent of the Members to the extent such approval is required by law, agreement, the SST Operating Agreement or the rules of any exchange upon which the Units (or their equivalent) are listed, and no such amendment, suspension or termination shall impair the rights of Grantees under outstanding Options without the consent of the Grantees affected by the same, except as specifically provided elsewhere in the Plan.

6.	Indemnification. In addition to such other rights of indemnification as they may have as members of the Management Committee, the members of the Committee shall be indemnified by SST against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Unit Option granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved in advance by independent legal counsel selected by SST) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided, however, that any such Committee member shall be entitled to the indemnification rights set forth in this Section only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of SST and, with respect to any criminal action or proceeding, such member had no reasonable cause to believe that such conduct was unlawful; and further provided, that upon the institution of any such action, suit or proceeding, a Committee member shall give SST written notice of the same and SST shall have the right to handle and defend the same. Such Committee member may participate in the handling and defense of the action, suit or proceeding at his or her own expense not subject to indemnification or reimbursement, but if SST undertakes a timely defense, its decisions shall control.

7.	Controlling Documents. In the event of a conflict between the provisions of this Plan and the provisions of any agreement between SST and a Grantee in respect of a Unit Option, the provisions of this Plan shall control.

Adopted by the Management Committee of SST on _September 15, 2000 .

/ Douglas D. Foote /
Secretary